Exhibit 99.1

      Arrow Electronics Reports Strong Sales Growth of 17% Year over Year

                           Strong Cash Flow Generation

     MELVILLE, N.Y.--(BUSINESS WIRE)--Oct. 23, 2007--Arrow Electronics, Inc. (NYSE:ARW) today reported third quarter 2007 net income of $98.3 million ($.80 and $.79 per share on a basic and diluted basis, respectively) on sales of $4.03 billion, compared with net income of $85.9 million ($.70 per share on both a basic and diluted basis) on sales of $3.45 billion in the third quarter of 2006. Sales increased 17 percent year over year. On a pro forma basis, sales increased 4 percent year over year as acquisitions also benefited sales growth. The company's results for the third quarters of 2007 and 2006 include a number of items outlined below that impact their comparability. A complete reconciliation of these items is provided under the heading "Certain Non-GAAP Financial Information." Excluding those items, on a non-GAAP basis, net income for the quarter ended September 30, 2007 would have been $95.0 million ($.77 and $.76 per share on a basic and diluted basis, respectively) and net income for the quarter ended September 30, 2006, would have been $87.0 million ($.71 per share on both a basic and diluted basis).

     "We performed well in a market that was challenging. Our level of sales, as well as working capital to sales, remained near record levels and we generated the highest level of cash flow for a third quarter in six years and the highest return on working capital for a third quarter in seven years, all while we continued to invest in the long-term future of Arrow," said William E. Mitchell, chairman, president and chief executive officer of Arrow Electronics, Inc.

     Global enterprise computing solutions ("ECS") sales of $1.17 billion increased 97 percent year over year and decreased 8 percent sequentially in the seasonally soft third quarter. Year-over-year growth was aided by the impact of the acquisitions of KeyLink Systems Group, Alternative Technology, Inc. and the storage and security distribution business of InTechnology plc. On a pro forma basis, sales increased 15 percent year over year. "We again outgrew the market with strong double-digit performance in industry standard servers, storage, software, and services, as well as modest growth in proprietary servers. While we achieved strong top-line performance with revenue near the high end of our guidance, our mix of products and investments in the business to accelerate future growth had an unfavorable impact on profitability this quarter. We expect to continue to outgrow the market and return to more normal levels of profitability in the fourth quarter," said Mr. Mitchell.

     Global components sales of $2.86 billion increased 3 percent compared with the second quarter and were flat year over year as the well-publicized weakness within the large EMS customer base continued. "We again gained market share on a worldwide basis and added to our industry leading position in the face of an increasingly more competitive market in all regions this quarter. We were particularly pleased with our success in Asia Pacific, where we generated record operating income dollars for a third quarter as earnings increased 173 percent year over year. We had good success with efficiency initiatives to drive down our operating expenses worldwide going forward, and we will continue to invest in strategic opportunities to build for the future," Mr. Mitchell said.

     The company's results for the third quarter of 2007 and 2006 include the items outlined below that impact their comparability:

     -- During the third quarter of 2007, the company recorded restructuring and integration charges of $4.5 million ($2.7 million net of related taxes or $.02 per share on both a basic and diluted basis) primarily related to initiatives taken by the company in the period to improve operating efficiencies. During the third quarter of 2007, the company took a series of additional steps to make its organizational structure more efficient. These actions are expected to reduce costs by approximately $30 million per annum in North America, of which approximately $3 million was realized in the third quarter of 2007 and approximately $7 million is expected to be realized in the fourth quarter of 2007. The estimated restructuring charges to be recorded over the next several quarters associated with these actions total approximately $8 million.

     -- During the third quarter of 2007, the company recorded an income tax benefit of $6.0 million, net, ($.05 per share on both a basic and diluted basis) principally due to a reduction in deferred income taxes as a result of the reduction in the statutory tax rate in Germany.

     -- During the third quarter of 2006, the company recorded restructuring and integration charges of $1.8 million ($1.1 million net of related taxes or $.01 per share on both a basic and diluted basis).

     "Based upon the information known to us today, we generally expect normal seasonality in both of our businesses. We believe that total fourth quarter sales will be between $4.15 and $4.45 billion, with global component sales between $2.65 and $2.85 billion and global enterprise computing solutions sales between $1.50 and $1.60 billion. Earnings per share, on a diluted basis, excluding any charges and including estimated amortization of intangible assets of $.02 to $.03, are expected to be in the range of $.90 to $.95, an increase of 25 percent to 32 percent from last year's fourth quarter," said Paul J. Reilly, senior vice president and chief financial officer.

     NINE-MONTH RESULTS

     Arrow's net income for the first nine months of 2007 was $293.8 million ($2.38 and $2.36 per share on a basic and diluted basis, respectively) on sales of $11.57 billion, compared with net income of $260.3 million ($2.14 and $2.12 per share on a basic and diluted basis, respectively) on sales of $10.08 billion in the first nine months of 2006.

     Net income for the first nine months of 2007 includes restructuring and integration charges of $1.8 million ($0.4 million net of related taxes), primarily related to initiatives taken by the company in the period to improve operating efficiencies and the acquisition of KeyLink, and an income tax benefit of $6.0 million, net, ($.05 per share on both a basic and diluted basis) principally due to a decrease in deferred income taxes as a result of a reduction in the statutory tax rate in Germany. Excluding these items, net income would have been $288.2 million ($2.34 and $2.31 per share on a basic and diluted basis, respectively) for the first nine months of 2007.

     Net income for the first nine months of 2006 includes restructuring and integration charges of $6.4 million ($3.9 million net of related taxes or $.03 per share on both a basic and diluted basis) and a loss on prepayment of debt of $2.6 million ($1.6 million net of related taxes or $.01 per share on both a basic and diluted basis) on the redemption of the total amount outstanding of $283.2 million principal amount ($156.4 million accreted value) of its zero coupon convertible debentures due in 2021 and on the repurchase of $4.1 million principal amount of its 7% Senior Notes due in January 2007. Excluding these items, net income would have been $265.7 million ($2.19 and $2.16 per share on a basic and diluted basis, respectively) for the first nine months of 2006.

     Arrow Electronics (www.arrow.com) is a global provider of products, services and solutions to industrial and commercial users of electronic components and computer products. Headquartered in Melville, New York, Arrow serves as a supply channel partner for more than 600 suppliers and 140,000 original equipment manufacturers, contract manufacturers and commercial customers through a global network of 260 locations in 55 countries and territories.

     Certain Non-GAAP Financial Information

     In addition to disclosing results that are determined in accordance with Generally Accepted Accounting Principles ("GAAP"), the company provides certain non-GAAP financial information relating to operating income, net income and net income per basic and diluted share, each as adjusted for certain charges, credits and losses that the company believes impact the comparability of its results of operations. These charges, credits and losses arise out of the company's efficiency enhancement initiatives, the company's acquisitions of other companies, deferred tax adjustments, and the prepayment of debt. A reconciliation of the company's non-GAAP financial information to GAAP is set forth in the table below.

     The company believes that such non-GAAP financial information is useful to investors to assist in assessing and understanding the company's operating performance and underlying trends in the company's business because management considers the charges, credits and losses referred to above to be outside the company's core operating results. This non-GAAP financial information is among the primary indicators management uses as a basis for evaluating the company's financial and operating performance. In addition, the company's Board of Directors may use this non-GAAP financial information in evaluating management performance and setting management compensation.

     The presentation of this additional non-GAAP financial information is not meant to be considered in isolation or as a substitute for, or alternative to, operating income, net income and net income per basic and diluted share determined in accordance with GAAP. Analysis of results and outlook on a non-GAAP basis should be used as a complement to, and in conjunction with, data presented in accordance with GAAP.


                       ARROW ELECTRONICS, INC.
                       EARNINGS RECONCILIATION
                 (In thousands except per share data)

                                Three Months Ended  Nine Months Ended
                                  September 30,       September 30,
                                ------------------  ------------------
                                  2007      2006      2007      2006
                                --------  --------  --------  --------

Operating income, as reported   $157,509  $152,472  $493,322  $464,846
  Restructuring and integration
   charges                         4,512     1,779     1,790     6,418
                                --------  --------  --------  --------
Operating income, as adjusted   $162,021  $154,251  $495,112  $471,264
                                --------  --------  --------  --------

Net income, as reported         $ 98,324  $ 85,918  $293,829  $260,260
  Restructuring and integration
   charges                         2,674     1,101       438     3,915
  Deferred tax adjustment*        (6,024)        -    (6,024)        -
  Loss on prepayment of debt           -         -         -     1,558
                                --------  --------  --------  --------
Net income, as adjusted         $ 94,974  $ 87,019  $288,243  $265,733
                                --------  --------  --------  --------

Net income per basic share, as
 reported                       $    .80  $    .70  $   2.38  $   2.14
  Restructuring and integration
   charges                           .02       .01         -       .03
  Deferred tax adjustment*          (.05)        -      (.05)        -
  Loss on prepayment of debt           -         -         -       .01
                                --------  --------  --------  --------
Net income per basic share, as
 adjusted                       $    .77  $    .71  $   2.34  $   2.19
                                --------  --------  --------  --------

Net income per diluted share,
 as reported**                  $    .79  $    .70  $   2.36  $   2.12
  Restructuring and integration
   charges                           .02       .01         -       .03
  Deferred tax adjustment*          (.05)        -      (.05)        -
  Loss on prepayment of debt           -         -         -       .01
                                --------  --------  --------  --------
Net income per diluted share,
 as adjusted                    $    .76  $    .71  $   2.31  $   2.16
                                --------  --------  --------  --------


The sum of the components for basic and diluted net income per share, as adjusted, may not agree to totals, as presented, due to rounding.

* During the third quarter and first nine months of 2007, the company recorded an income tax benefit of $6.0 million, net ($.05 per share on both a basic and diluted basis) principally due to a reduction in deferred income taxes as a result of the statutory tax rate change in Germany. These deferred income taxes primarily related to the amortization of intangible assets for income tax purposes, which are not amortized for accounting purposes.

**In computing net income per diluted share for the first nine months of 2006, net income was increased by $524 for interest (net of taxes) related to the zero coupon convertible debentures ("convertible debentures") which are dilutive common stock equivalents. In addition, the diluted average number of shares outstanding for the first nine months of 2006 includes 623 shares related to the convertible debentures.


     Information Relating to Forward-Looking Statements

     This press release includes forward-looking statements that are subject to numerous assumptions, risks, and uncertainties, which could cause actual results or facts to differ materially from such statements for a variety of reasons, including, but not limited to: industry conditions, the company's implementation of its new global financial system and the company's planned implementation of its new enterprise resource planning system, changes in product supply, pricing and customer demand, competition, other vagaries in the global components and global enterprise computing solutions markets, changes in relationships with key suppliers, increased profit margin pressure, the effects of additional actions taken to become more efficient or lower costs, and the company's ability to generate additional cash flow. Forward-looking statements are those statements, which are not statements of historical fact. These forward-looking statements can be identified by forward-looking words such as "expects," "anticipates," "intends," "plans," "may," "will," "believes," "seeks," "estimates," and similar expressions. Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The company undertakes no obligation to update publicly or revise any of the forward-looking statements.


                       ARROW ELECTRONICS, INC.
                CONSOLIDATED STATEMENTS OF OPERATIONS
                 (In thousands except per share data)

                        Three Months Ended       Nine Months Ended
                          September 30,            September 30,
                      ----------------------  ------------------------
                         2007        2006        2007         2006
                      ----------  ----------  -----------  -----------

Sales                 $4,030,363  $3,454,297  $11,566,010  $10,083,792
                      ----------  ----------  -----------  -----------
Costs and expenses:
  Cost of products
   sold                3,477,806   2,946,214    9,894,852    8,563,742
  Selling, general and
   administrative
   expenses              373,796     342,951    1,127,958    1,015,607
  Depreciation and
   amortization           16,740      10,881       48,088       33,179
  Restructuring and
   integration charges     4,512       1,779        1,790        6,418
                      ----------  ----------  -----------  -----------
                       3,872,854   3,301,825   11,072,688    9,618,946
                      ----------  ----------  -----------  -----------
Operating income         157,509     152,472      493,322      464,846
Equity in earnings of
 affiliated companies      2,172       1,550        5,842        3,540
Loss on prepayment of
 debt                          -           -            -        2,605
Interest expense, net     24,273      25,869       75,376       73,831
                      ----------  ----------  -----------  -----------
Income before income
 taxes and minority
 interest                135,408     128,153      423,788      391,950
Provision for income
 taxes                    36,554      42,097      127,593      130,834
                      ----------  ----------  -----------  -----------
Income before minority
 interest                 98,854      86,056      296,195      261,116
Minority interest            530         138        2,366          856
                      ----------  ----------  -----------  -----------
Net income            $   98,324  $   85,918  $   293,829  $   260,260
                      ----------  ----------  -----------  -----------
Net income per share:
  Basic               $      .80  $      .70  $      2.38  $      2.14
                      ----------  ----------  -----------  -----------
  Diluted             $      .79  $      .70  $      2.36  $      2.12
                      ----------  ----------  -----------  -----------
Average number of
 shares outstanding:
  Basic                  123,161     122,053      123,321      121,493
  Diluted                124,292     122,850      124,598      123,179


   This interim report is subject to independent audit at year-end.


                       ARROW ELECTRONICS, INC.
                     CONSOLIDATED BALANCE SHEETS
                   (In thousands except par value)

                                         September 30,  December 31,
                                              2007          2006
                                         -------------  -------------

ASSETS
Current assets:
  Cash and cash equivalents                 $  317,607   $    337,730
  Accounts receivable, net                   3,101,272      2,710,321
  Inventories                                1,624,958      1,691,536
  Prepaid expenses and other assets            170,293        156,034
                                         -------------  -------------
    Total current assets                     5,214,130      4,895,621
                                         -------------  -------------
Property, plant and equipment, at cost:
  Land                                          41,378         41,810
  Buildings and improvements                   175,133        167,157
  Machinery and equipment                      554,089        481,689
                                         -------------  -------------
                                               770,600        690,656
  Less: Accumulated depreciation and
         amortization                         (434,345)      (428,283)
                                         -------------  -------------
    Property, plant and equipment, net         336,255        262,373
                                         -------------  -------------
Investments in affiliated companies             47,009         41,960
Cost in excess of net assets of
 companies acquired                          1,787,128      1,231,281
Other assets                                   269,454        238,337
                                         -------------  -------------
    Total assets                            $7,653,976   $  6,669,572
                                         -------------  -------------
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable                          $2,245,026   $  1,795,089
  Accrued expenses                             462,741        402,536
  Short-term borrowings, including
   current portion of long-term debt            57,746        262,783

                                         -------------  -------------
    Total current liabilities                2,765,513      2,460,408
                                         -------------  -------------

Long-term debt                               1,208,403        976,774
Other liabilities                              256,279        235,831
Shareholders' equity:
  Common stock, par value $1:
    Authorized - 160,000 shares in 2007
     and 2006
    Issued - 124,900 and 122,626 shares
     in 2007 and 2006, respectively            124,900        122,626
  Capital in excess of par value             1,017,668        943,958
  Retained earnings                          2,070,781      1,787,746
  Foreign currency translation
   adjustment                                  285,465        155,166
  Other                                          4,641         (7,407)
                                         -------------  -------------
                                             3,503,455      3,002,089
  Less: Treasury stock (2,031 and 207
         shares in 2007 and 2006,
         respectively), at cost                (79,674)        (5,530)
                                         -------------  -------------
     Total shareholders' equity              3,423,781      2,996,559
                                         -------------  -------------
     Total liabilities and shareholders'
      equity                                $7,653,976   $  6,669,572
                                         -------------  -------------


   This interim report is subject to independent audit at year-end.


                       ARROW ELECTRONICS, INC.
                CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (In thousands)

                                                  Three Months Ended
                                                     September 30,
                                                 ---------------------
                                                   2007       2006
                                                 ---------  ----------
Cash flows from operating activities:
 Net income                                      $  98,324  $  85,918
 Adjustments to reconcile net income to net cash
   provided by (used for) operations:
  Depreciation and amortization                     16,740     10,881
  Amortization of deferred financing costs and
   discount on notes                                   531        520
  Amortization of stock-based compensation           5,440      6,020
  Excess tax benefits from stock-based
   compensation arrangements                          (622)       (55)
  Deferred income taxes                             (2,533)   (17,640)
  Restructuring and integration charges              2,674      1,101
  Equity in earnings of affiliated companies        (2,172)    (1,550)
  Minority interest                                    530        138
  Change in assets and liabilities, net of
   effects of acquired businesses:
   Accounts receivable                              16,728    (20,929)
   Inventories                                     (17,055)   199,811
   Prepaid expenses and other assets               (14,140)    12,423
   Accounts payable                                 56,036   (342,457)
   Accrued expenses                                 19,159     34,362
   Other                                            (8,248)    (4,658)
                                                 ---------  ---------
  Net cash provided by (used for) operating
   activities                                      171,392    (36,115)
                                                 ---------  ---------
Cash flows from investing activities:
  Acquisition of property, plant and equipment     (41,527)   (14,130)
  Cash consideration paid for acquired
   businesses                                      (43,248)         -
  Other                                                (40)       510
                                                 ---------  ---------
  Net cash used for investing activities           (84,815)   (13,620)
                                                 ---------  ---------
Cash flows from financing activities:
  Change in short-term borrowings                  (15,299)   (29,087)
  Repayment of long-term borrowings               (887,434)        92
  Proceeds from long-term borrowings               887,400          -
  Proceeds from exercise of stock options            4,691        587
  Excess tax benefits from stock-based
   compensation arrangements                           622         55
  Repurchases of common stock                      (42,925)         -
                                                 ---------  ---------
  Net cash used for financing activities           (52,945)   (28,353)
                                                 ---------  ---------
Effect of exchange rate changes on cash              4,978      1,090
                                                 ---------  ---------
Net decrease in cash and cash equivalents           38,610    (76,998)
Cash and cash equivalents at beginning of period   278,997    329,849
                                                 ---------  ---------
Cash and cash equivalents at end of period       $ 317,607  $ 252,851
                                                 ---------  ---------


   This interim report is subject to independent audit at year-end.


                       ARROW ELECTRONICS, INC.
                CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (In thousands)

                                                  Nine Months Ended
                                                    September 30,
                                               -----------------------
                                                  2007        2006
                                               -----------  ----------
Cash flows from operating activities:
  Net income                                   $   293,829  $ 260,260
  Adjustments to reconcile net income to net
   cash provided by (used for) operations:
  Depreciation and amortization                     48,088     33,179
  Amortization of deferred financing costs and
   discount on notes                                 1,609      2,152
  Amortization of stock-based compensation          17,212     16,302
  Accretion of discount on zero coupon
   convertible debentures                                -        876
  Excess tax benefits from stock-based
   compensation arrangements                        (7,315)    (6,486)
  Deferred income taxes                               (465)   (20,235)
  Restructuring and integration charges                438      3,915
  Equity in earnings of affiliated companies        (5,842)    (3,540)
  Loss on prepayment of debt                             -      1,558
  Minority interest                                  2,366        856
  Change in assets and liabilities, net of
   effects of acquired businesses:
   Accounts receivable                            (114,763)  (267,820)
   Inventories                                     159,609   (102,568)
   Prepaid expenses and other assets               (12,379)   (10,739)
   Accounts payable                                200,615   (122,696)
   Accrued expenses                                 51,065     38,652
   Other                                            (3,805)     9,373
                                               -----------  ---------
  Net cash provided by (used for) operating
   activities                                      630,262   (166,961)
                                               -----------  ---------
Cash flows from investing activities:
  Acquisition of property, plant and equipment    (102,894)   (41,670)
  Cash consideration paid for acquired
   businesses                                     (539,315)   (19,460)
  Proceeds from sale of facilities                  12,996          -
  Other                                                178      3,593
                                               -----------  ---------
  Net cash used for investing activities          (629,035)   (57,537)
                                               -----------  ---------
Cash flows from financing activities:
  Change in short-term borrowings                  (40,663)     9,449
  Repayment of long-term borrowings             (1,791,351)   (15,632)
  Proceeds from long-term borrowings             1,989,900          -
  Repurchase/repayment of senior notes            (169,136)    (4,268)
  Redemption of zero coupon convertible
   debentures                                            -   (156,330)
  Proceeds from exercise of stock options           51,118     53,705
  Excess tax benefits from stock-based
   compensation arrangements                         7,315      6,486
  Repurchases of common stock                      (75,684)         -
                                               -----------  ---------
  Net cash used for financing activities           (28,501)  (106,590)
                                               -----------  ---------
Effect of exchange rate changes on cash              7,151      3,278
                                               -----------  ---------
Net decrease in cash and cash equivalents          (20,123)  (327,810)
Cash and cash equivalents at beginning of
 period                                            337,730    580,661
                                               -----------  ---------
Cash and cash equivalents at end of period     $   317,607  $ 252,851
                                               -----------  ---------


   This interim report is subject to independent audit at year-end.


                       ARROW ELECTRONICS, INC.
                         SEGMENT INFORMATION
                            (In thousands)

                       Three Months Ended       Nine Months Ended
                         September 30,            September 30,
                     ----------------------  ------------------------
                        2007        2006        2007         2006
                     ----------  ----------  -----------  -----------

Sales:
  Global components  $2,859,264  $2,860,258  $ 8,413,191  $ 8,353,608
  Global ECS          1,171,099     594,039    3,152,819    1,730,184
                     ----------  ----------  -----------  -----------
   Consolidated      $4,030,363  $3,454,297  $11,566,010  $10,083,792
                     ----------  ----------  -----------  -----------

Operating income:
  Global components  $  151,663  $  146,781  $   458,388  $   451,368
  Global ECS             38,338      27,664      118,347       80,619
  Corporate (a)         (32,492)    (21,973)     (83,413)     (67,141)
                     ----------  ----------  -----------  -----------
   Consolidated      $  157,509  $  152,472  $   493,322  $   464,846
                     ----------  ----------  -----------  -----------


(a) Includes restructuring and integration charges of $4.5 million and $1.8 million for the three and nine months ended September 30, 2007, respectively, and restructuring and integration charges of $1.8 million and $6.4 million for the three and nine months ended September 30, 2006, respectively.


Effective April 1, 2007, the company's business segments were realigned as part of the company's continued efforts to strengthen its market leadership position, streamline the business, and further leverage cost synergies globally. The company's global components business was formed to bring a single, global organization to leverage the collective enterprise to speed services and solutions to customers and suppliers. The company's global ECS business was formed to bring a single organization with an expanded geographic reach, increased exposure in faster growing product segments, and a more robust customer and supplier base. As a result, the UK Microtronica, ATD (in Spain), and Arrow Computer Products (in France) businesses, previously included in the computer products business segment, were transitioned into the company's global components business segment. As a result of this realignment, global components and global ECS are the business segments upon which management primarily evaluates the operations of the company and upon which it bases its operating decisions. Prior period segment data was adjusted to conform to the current period presentation.

Effective January 1, 2007, stock option expense, which was previously included in corporate, is allocated to global components, global ECS, and corporate. Prior period segment data was adjusted to conform with the current period presentation.

     This interim report is subject to independent audit at year-end.


     CONTACT: Arrow Electronics, Inc.
              Sabrina N. Weaver, 631-847-5359
              Director, Investor Relations
              or
              Paul J. Reilly, 631-847-1872
              Senior Vice President & Chief Financial Officer or
              Media:
              Jacqueline F. Strayer, 631-847-2101
              Vice President, Corporate Communications